UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

DUCOMMUN INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08174	95-0693330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23301 Wilmington Avenue, Carson, California	90745-6209
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 513-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2015 (the “Closing Date”) Ducommun Incorporated, a Delaware corporation (“Ducommun”) and certain of its subsidiaries entered into a Credit Agreement with Bank of America, N.A., as administrative agent, swingline lender and issuing bank, and the lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for (i) a five-year $275.0 million senior secured delayed draw term loan facility (the “Term Loan Facility”), which was not drawn on the Closing Date and (ii) a five-year $200.0 million senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”), of which $65.0 million was drawn on the Closing Date. The Revolving Credit Facility includes a $25.0 million letters of credit subfacility and a $20.0 million swingline subfacility.

Ducommun used the proceeds of the borrowings made on the Closing Date under the Revolving Credit Facility to prepay all outstanding loans and accrued and unpaid interest thereon under that certain Credit Agreement, dated as of June 28, 2011, as amended to date (the “Existing Credit Agreement”), among Ducommun, certain subsidiaries of Ducommun party thereto, the lenders party thereto and UBS AG, Stamford Branch, as an administrative agent, collateral agent and issuing bank, and to pay related fees and expenses. Upon the repayment of all outstanding loans under the Existing Credit Agreement, the Existing Credit Agreement was terminated. Ducommun intends to use the proceeds of future borrowings under each of the Facilities (i) to redeem all amounts outstanding under its 9.75% senior notes due 2018 (the “Senior Notes”) in accordance with the Notice of Redemption (as defined below in Item 8.01) and (ii) to finance working capital and other general corporate purposes.

Ducommun has the option to request the addition of one or more incremental term loan facilities or the increase of commitments under the Revolving Credit Facility by (i) an aggregate principal amount of up to $100.0 million plus (ii) such amounts as would not cause the consolidated total net adjusted leverage ratio, determined on a pro forma basis after giving effect to any such additions and increases, to exceed 3.00, which additions and increase are subject to the satisfaction of certain conditions set forth in the Credit Agreement.

The loans under each of the Facilities bear interest, at Ducommun’s option, at a rate equal to either (i) the Eurodollar Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 1.50% to 2.75% per annum or (b) the Base Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 0.50% to 1.75% per annum, in each case based upon the consolidated total net adjusted leverage ratio. The undrawn portions of the commitments with respect to each of the Facilities are subject to a commitment fee ranging from 0.175% to 0.300%, based upon the consolidated total net adjusted leverage ratio.

Ducommun’s obligations under the Credit Agreement and any hedging or cash management obligations entered into by Ducommun or any of its current and future material domestic restricted subsidiaries (the “Subsidiary Guarantors” and, together with Ducommun, the “Loan Parties”) with a lender under the Credit Agreement or an affiliate of such lender are guaranteed by Ducommun and each such Subsidiary Guarantor. Ducommun’s and the Subsidiary Guarantors’ obligations under the Credit Agreement are secured by substantially all of their assets, subject to certain customary exceptions.

Ducommun is required to make mandatory prepayments of amounts outstanding under the Credit Agreement (without payment of a premium or penalty) with (i) 100% of the net proceeds received from certain non-ordinary course assets sales and dispositions, subject to certain reinvestment rights and repatriation issues, (ii) 100% of the net proceeds received from certain casualty proceeds and condemnation awards received by Ducommun or any of its restricted subsidiaries, subject to certain reinvestment rights and repatriation issues and (iii) 100% of the net proceeds received by Ducommun or any of its restricted subsidiaries from the issuance of any indebtedness (other than indebtedness permitted to be incurred under the Credit Agreement). The loans under the Term Loan Facility will amortize in quarterly installments, equal to 5.00% per annum of the original aggregate principal amount thereof during the first two years, which shall increase to 7.50% per annum during the third year and to 10.00% per annum during the fourth and fifth years, with the remaining balance payable on June 26, 2020. The loans under the Revolving Credit Facility are due on June 26, 2020.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Loan Parties and the restricted subsidiaries of Ducommun, including, without limitation, restrictions on liens, indebtedness, investments, fundamental changes, dispositions, restricted payments and prepayment of junior indebtedness. The Credit Agreement contains financial covenants that require the Loan Parties and the restricted subsidiaries of Ducommun to (i) not exceed a maximum consolidated total net adjusted leverage ratio initially set at 4.50, which decreases periodically over the term of the Credit Agreement until the final maximum ratio of 3.50 is reached for the fiscal quarter ending March 31, 2020 and thereafter and (ii) not fall below a consolidated fixed charge coverage ratio of 1.25.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of certain representations and warranties, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments and a change of control. If an event of default occurs and is not cured within any applicable grace period or is not waived, the administrative agent and the lenders are entitled to take various actions, including, without limitation, the acceleration of amounts due thereunder and termination of commitments under the Facilities.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On the Closing Date, Ducommun terminated the Existing Credit Agreement. In connection with such termination, Ducommun repaid all outstanding loans and unpaid interest accrued thereon under the Existing Credit Agreement through the date of termination.

For more information regarding the Existing Credit Agreement, see note 7 of the audited consolidated financial statements for Ducommun and its subsidiaries for the fiscal year ended December 31, 2014 included in the Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 10, 2015, which is incorporated in this Item 1.02 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated by reference herein.

Item 8.01 Other Events.

On the Closing Date, Ducommun notified Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), in its capacity as the trustee under the Senior Notes of its election to call for redemption all outstanding Senior Notes. The Senior Notes will be redeemed at a redemption price (the “Redemption Price”) equal to 104.875% of each $1,000 principal amount of the Senior Notes, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date, which has been set for July 27, 2015 (the “Redemption Date”). In connection therewith, Ducommun, delivered a notice of redemption (the “Notice of Redemption”) to the Depository Trust Company, announcing such election and setting forth the Redemption Price and the Redemption Date.

In connection with the entry into the Credit Agreement, Ducommun issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein. In connection with the Notice of Redemption, Ducommun issued a press release, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1 Credit Agreement, dated as of June 26, 2015, by and among Ducommun Incorporated, as the Borrower, the subsidiaries of the Borrower party thereto, as Guarantors, Bank of America, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer, and the lenders party thereto.

99.1 Press Release, dated June 29, 2015.

99.2 Press Release, dated June 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED
(Registrant)

Date: June 29, 2015	By:	/s/ James S. Heiser
James S. Heiser
Vice President and General Counsel